Exhibit 3(i)

RESTATED CERTIFICATE OF INCORPORATION

OF

NATURAL ALTERNATIVES INTERNATIONAL, INC.

Natural Alternatives International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation (which is hereinafter referred to as the “Corporation”) is Natural Alternatives International, Inc.

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 26, 1989 (“Original Certificate”) and a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on April 5, 1991.

3. The Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation at a meeting duly called, and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware and, restates, integrates and further amends the provisions of the Original Certificate and, upon filing with the Secretary of State in accordance with Section 103, shall thenceforth supersede the Original Certificate and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Restated Certificate of the Corporation.

4. The text of the Original Certificate is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Natural Alternatives International, Inc.

SECOND: For the purpose of this Certificate of Incorporation:

A. “Affiliate” and “Associate” have the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on the date of filing of this Certificate.

B. “Beneficial Owner,” “Beneficial Ownership” and “Beneficially Owns” have the meanings set forth in the Rule 13d-3 under the Securities Exchange Act of 1934 as in effect on the date of filing of this Certificate.

C. “Continuing Director” means, as to any Related Person, a member of the Board of Directors of the Corporation (the “Board”) who (1) is unaffiliated with and is not the Related Person and (2) was a member of the Board of Directors of Natural Alternatives International, Inc., a Colorado corporation, prior to October 22, 1989 or thereafter became a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

D. “Disinterested Shares” means, as to any Related Person, shares of Voting Stock held by stockholders other than a Related Person.

E. “Related Person” means and includes any individual, corporation, partnership or other person or entity, or any group of two or more of the foregoing that have agreed to act together, which, together with its Affiliates and Associates, Beneficially Owns, in the aggregate, ten percent (10%) or more of the outstanding Voting Stock, and any Affiliate or Associates of any such individual, corporation, partnership or other person, entity or group.

F. “Voting Stock” means all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation, and each reference to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by such shares.

THIRD: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (“GCL”).

FIFTH: The total authorized number of shares of the Corporation shall be 8,500,000 shares, consisting of 8,000,000 shares designated as Common Stock, $.01 par value, and 500,000 shares designated as Preferred Stock, $.01 par value.

Shares of the Preferred Stock may be issued from time to time in one or more series. The Board of the Corporation is hereby expressly authorized to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the powers, rights, preferences, qualifications, limitations, and restrictions of the shares of each series and the variations of the relative powers, rights, preferences, qualifications, limitations and restrictions as between series, and to increase and to decrease (but not below the number of shares of such series then outstanding) the number of shares constituting each series. Such determinations may be fixed by a resolution or resolutions adopted by the Board.

SIXTH: Elections of directors at an annual or special meeting of the stockholders may be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

SEVENTH: Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the GCL.

EIGHTH: Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by the Board, or by a majority of members of the Board; provided, however, that where a proposal requiring stockholder approval is made by or on behalf of a Related Person or director affiliated with a Related Person, or where a Related Person otherwise seeks action requiring stockholder approval, then the affirmative vote of a majority of the Continuing Directors shall also be required to call a special meeting of stockholders for the purpose of considering such proposal or obtaining such approval. Special meetings of stockholders of the Corporation may not be called by any other person or persons or in any other manner.

NINTH: A. The Corporation may indemnify, to the full extent authorized or permitted by law, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was director or officer of the Corporation or by reason of the fact that such director of officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors or officers may be entitled by law. No amendment or repeal of this Section A of Article Ninth shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

B. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section B of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

C. In furtherance and not in limitation of the powers conferred by statute:

(i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the law; and

(ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

TENTH: The provisions set forth in this Article Tenth and in Article Ninth herein may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 66.67% of the outstanding shares of Voting Stock of the Corporation.

ELEVENTH: Subject to the provisions in this Restated Certificate of Incorporation, the Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

TWELFTH: The Board shall be divided as nearly equal in number as possible into three classes, designated Class I, Class II and Class III. The term of office of directors of one class shall expire at each regularly scheduled annual meeting of stockholders held for the purpose of electing directors of that class, and in all cases as to each director until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of all classes shall begin at the first regularly scheduled meeting of stockholders held on May 10, 1996; that of Class I shall expire at the first regularly scheduled meeting of stockholders occuring in 1997 or thereafter; that of Class II shall expire at the first regularly scheduled meeting of stockholders occurring in 1998 or thereafter; and that of Class III shall expire at the first regularly scheduled meeting of stockholders occurring in 1999 or thereafter, and in all cases each Director shall continue until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity. After the initial term of directors described herein, at each regularly scheduled annual meeting of stockholders held for the purpose of electing directors of that class, the number of directors equal to the number of directors of the class whose terms expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders held for the purpose of electing directors of that class, after their election.

THIRTEENTH: Newly created directorships resulting from any increase in the number of directors, or vacancies in any existing directorships resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less then a quorum, or by the sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the Class of Directors in which the new directorship was created as determined in the same manner as the identity of the directors, or the vacancy occurred, and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

FOURTEENTH: No director of the Corporation may be removed except for cause, and the vote of the holders of seventy percent (70%) of the outstanding shares of all classes of capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class, shall be required to remove a director for cause. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for gross negligence, breach of fiduciary duty, or misconduct in the performance of the director’s obligations to the Corporation, and such conviction or adjudication has become final and nonappealable.

FIFTEENTH: At any regularly scheduled meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the meeting (a) by, or at the direction of, the Board, or (b) by any stockholder of the Corporation who complies with the notice procedures set forth in this Article Fifteenth. For a proposal to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of the Corporation no less than 60 days prior to the scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day of the following the earlier of the day on which such notice of the date of the scheduled meeting was mailed, or the day on which such public disclosure was made. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any other stockholder known by such stockholder to be supporting such proposal; (c) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder’s notice and by any other stockholder known by such stockholder to be supporting such proposal, on the date of such stockholder notice; and (d) any financial interest in any aspect of the proposal of the stockholder making the proposal or any other stockholder known by such stockholder to be supporting the proposal.

The presiding officer of the meeting shall determine and declare at or before the meeting whether the stockholder proposal was made in accordance with the terms of this Article Fifteenth. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article Fifteenth, he or she shall so declare at the meeting and any such proposal shall not be acted upon at the meeting.

This provision shall not prevent the consideration and approval or disapproval at the meeting of reports of officers, directors and committees of the Board, but, in connection with such reports, no new business shall be acted upon at such meeting state, filed and received as herein provided.

SIXTEENTH: Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders called for the purpose of electing directors, by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors, or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting so long as the stockholder complies with the notice procedures set forth in this Article Sixteenth. Such nominations, other than those made by or at the direction of the Board of Directors, or by any nominating committee or person appointed by the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of the Corporation not less than 60 days prior to the scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure is given or made, notice by the stockholder, to be timely, must be delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving notice (i) the name and address, as they appear on the Corporation’s books, of the stockholder and (ii) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Corporation may require any proposed nominee to furnish such other information as may be required by the Corporation in its reasonable discretion, in order to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

SEVENTEENTH: 1. In addition to any affirmative vote required or permitted by law or this Restated Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Paragraphs 1(a) and 1(b) of this Article Seventeenth, the Corporation shall not effect, directly or indirectly, any Stock Repurchase from an Interested Stockholder unless said Stock Repurchase is authorized by the affirmative vote of the Voting Stock, voting together as a single class, which shares are Beneficially Owned by Persons other than such Interested Stockholder.

The Preceding provisions of this Article Seventeenth shall not be applicable to any Stock Repurchase from an Interested Stockholder if such Stock Repurchase is effected by the Corporation pursuant to:

(a) a tender offer or exchange offer by the Corporation for some or all of the outstanding shares of any or all classes of stock of the Corporation made on the same terms to all holders of such shares; or

(b) an open market stock purchase program approved by a majority of those members of the Board who were duly elected and acting members of the Board prior to the time such person became an Interested Stockholder.

2. For purposes of this Article Seventeenth:

(a) The following terms shall be defined by reference to the Securities Exchange Act of 1934 and the Rules in effect thereunder on the date of this Restated Certificate: “Subsidiary” under Rule 12b-2;

(b) An “Interested Stockholder” shall mean a Person (other than any Subsidiary of the Corporation, any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary of the Corporation, or any trustee of or a fiduciary with respect to any such plan when acting in such capacity) who: (i) has been a Beneficial Owner for a period of less then two years immediately prior to the Determination Date of five percent or more of the issued and outstanding shares of Voting Stock (including any Voting Stock which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement, or understanding); or (ii) is an Affiliate of the Corporation who became the Beneficial Owner of five percent or more of the issued and outstanding shares of Voting Stock at any time within the two-year period immediately prior to the Determination Date; or (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were Beneficially Owned by any Interested Stockholder at any time within the two-year period immediately prior to the Determination Date, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c) The term “Stock Repurchase” shall mean any direct or indirect purchase by the Corporation or any Subsidiary of the Corporation of any shares of the stock of the Corporation at a price greater than the Market Price of such shares, or any direct or indirect purchase of such shares for any consideration other than cash.

(d) “Market Price” shall mean the closing sale price on the trading day immediately preceding the Determination Date of a share of the Corporation’s stock on the Composite Tape for American Stock Exchange-Listed stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the closing bid quotation with respect to a share of such stock on the last trading day immediately preceding the Determination Date on the National Association of Securities Dealers, Inc. automated quotations system or any similar system then in use, or if no such quotations are available, the fair market value on the Determination Date of a share of such stock as determined in good faith by a majority of the Board.

(e) “Determination Date” shall mean the date upon which the determination of Market Price is made by the Board.

(f) The term “Person” shall mean any individual, firm, corporation or other entity and shall include any group comprising any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock.

3. Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

4. The Board shall have the power and duty to determine for the purposes of this Article Seventeenth on the basis of information known to its members after reasonable inquiry, (1) whether a Person is, and if so, when such Person became, an Interested Stockholder, (2) the number of shares of stock of the Corporation or other securities of which any Person is a Beneficial Owner and the number of votes entitled to be cast by such person, (3) whether a Person is an Affiliate or Associate or another, and (4) whether the price proposed to be paid for any shares of stock of the Corporation is in excess of the Market Price of such shares. Any such determination made in good faith shall be binding on and conclusive for all parties.

For the purposes of determining whether a Person is an Interested Stockholder pursuant to Paragraph 2(b) of this Article, the shares of the stock of the Corporation deemed to be outstanding shall include shares deemed Beneficially Owned by such Person through application of Paragraph 2(a) of this Article, but shall not include any other shares of stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

EIGHTEENTH: The affirmative vote of the holders of not less than two-thirds of the outstanding shares of the Corporation’s common stock (other than the shares beneficially owned by an “Acquiring Person” as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation or any subsidiary of the Corporation with any Acquiring Person, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or otherwise; provided, however, that the two-thirds outstanding common stock requirement shall not be applicable and such Business Combination shall require only such affirmative vote as is required by law or otherwise if: (i) the Board of the Corporation by at least a 75% vote has expressly approved such Business Combination either in advance of or subsequent to such Acquiring Person becoming an Acquiring Person; or (ii) as of the date of the consummation of a Business Combination, the holders of a particular class or series of capital stock, as the case may be, of the Corporation receive a Fair Price as such term is defined in subsection (c) below.

For the purpose of this Article Eighteenth:

(a)	The term “Business Combination” shall mean any (i) merger or consolidation of the Corporation or a subsidiary of the Corporation with an Acquiring Person or any other Corporation which is or after such merger or consolidation would be an “Affiliate” or “Associate” of an Acquiring Person; (ii) sale, lease or transfer (in one transaction or a series of transaction) with any Acquiring Person or any Affiliate of any Acquiring Person, of all or substantially all of the assets of the Corporation or a subsidiary of the Corporation to an Acquiring Person or any Affiliate or Associate of any Acquiring Person; (iii) adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Acquiring Person or any Affiliate or Associate of any Acquiring Person; (iv) reclassification of securities (including any reverse stock split) or recapitalization of the Corporation or any other transaction that would have the effect, either directly or indirectly, of increasing the proportionate ownership of any class of equity or convertible securities of the Corporation or any subsidiary of the Corporation which is directly or indirectly beneficially owned by an Acquiring Person or any Affiliate or Associate of any Acquiring Person; and (v) an agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(b)	The term “Fair Market Value” shall mean (i) in the case of shares, if such shares are listed on an exchange, the highest closing bid quotation with respect to the shares during the 30-day calendar period preceding the date in question, the highest closing sale price quoted during the 30-day calendar period immediately preceding the consummation of the Business Combination on the National Association of Securities Dealers, Inc. automated quotations system or any similar system then in general use, or, if no such quotations are available, the fair market value of a share on the date in question as determined by 75% of the Board; and (ii) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined by 75% of the Board.

(c)	The term “Fair Price” shall mean that the aggregate amount of cash and the Fair Market Value of consideration other than cash to be received per share are at least equal to the highest of the following: (i) if applicable, the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers’ fees, paid by the Acquiring Person for any shares acquired by it within the two year period immediately preceding the consummation of the Business Combination or the transaction in which it became an Acquiring Person, whichever is higher; or (ii) the Fair Market Value per share.

(d)	The term “Person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any Person and any other Person with whom such person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of voting stock of the Corporation.

(e)

The term “Acquiring Person” shall mean any Person (other than the Corporation, or any subsidiary or any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which: (i) is the Beneficial Owner (as hereinafter defined for purposes of this section only) of 15% or more of the outstanding common stock of the Corporation; (ii) is an Affiliate or Associate of the Corporation and at any time within the two year period immediately prior to the date in question was the Beneficial Owner of 15% or more of the outstanding common stock of the Corporation; or (iii) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of outstanding common stock of the Corporation which were at any time within the two year period immediately prior to such time beneficially owned by any Acquiring Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(f)	A Person shall be a Beneficial Owner of any common stock: (i) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly, (a) the right to acquire whether such right is exercisable immediately or not, pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding;

(g)	An Acquiring Person shall be deemed to have acquired a share of the common stock of the Corporation at the time when such Acquiring Person became the Beneficial Owner thereof.

NINETEENTH: The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law, as amended from time to time, which relates to business combinations with interested stockholders.

TWENTIETH: Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend in any respect or repeal this Article Twentieth, or Articles Second, Seventh, Eighth, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, and Nineteenth.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this day of July 19, 1996.

Natural Alternatives International, Inc.

By:	/s/ Mark Le Doux
Mark A. Le Doux, President

ATTEST:

/s/ Marie Le Doux

Marie A. Le Doux, Secretary